Exhibit 4.8

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE dated as of May 9, 2006 is by and among U.S. BANK NATIONAL ASSOCIATION (as successor-in-interest to State Street Bank and Trust Company of Connecticut, National Association), a national banking association (herein, together with its successors in trust, the “Trustee”) and FIRST COMMUNITY BANCORP (the “Successor Company”), a California corporation and the successor by merger with FOOTHILL INDEPENDENT BANCORP (the “Existing Issuer”), a Delaware corporation and the “Company” under the Indenture referred to below.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Trustee and the Successor Company hereby agree as follows:

PRELIMINARY STATEMENTS

WHEREAS, the Trustee and the Existing Issuer are parties to that certain Indenture dated as of December 19, 2002 (the “Indenture”), pursuant to which the Existing Issuer issued $8,248,000 of its Floating Rate Junior Subordinated Deferrable Interest Debentures due 2032;

WHEREAS, as permitted by Section 11.1 of the Indenture, the Existing Issuer has, simultaneously with the effectiveness of this First Supplemental Indenture, merged (referred to herein as the “Transaction”) with and into the Successor Company, with the Successor Company as the surviving corporation;

WHEREAS, Section 11.2 of the Indenture provides that in the case of any transaction in accordance with Section 11.1, and upon such assumption by the successor entity, by supplemental indenture, the Successor Company shall succeed to and be substituted for the Existing Issuer with the same effect as if the Successor Company had been named in the Indenture, and the Existing Issuer shall be relieved of any further liability or obligation under the Indenture or upon the Debentures;

WHEREAS, the parties hereto are entering into this First Supplemental Indenture pursuant to, and in accordance with, Sections 9.1 and 11. 1 of the Indenture to evidence the succession of the Successor Company to the Existing Issuer and the assumption by the Successor Company of the covenants, agreements and obligations of the Existing Issuer;

WHEREAS, pursuant to the Indenture, the Company has delivered to the Trustee an Officers’ Certificate and Opinion of Counsel; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to amend or supplement the Indenture in these circumstances without notice to or consent of the Securityholders or the consent of the holders of the Capital Securities, to evidence the succession of another Person to the Existing Issuer and the assumption by the successor Person of the covenants, agreements and obligations of the Existing Issuer.

NOW, THEREFORE, in consideration of the foregoing and pursuant to Section 9.1(a) of the Indenture, the undersigned parties hereby agree as follows:

SECTION 1. Definitions. All capitalized terms used herein which are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned them in the Indenture except as otherwise provided herein or unless the context otherwise requires.

SECTION 2. Interpretation. (a) In this first Supplemental Indenture, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any gender includes the other gender;

(iii) the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Section or other subdivision;

(iv) reference to any Person includes such Persons’ successors and assigns but, if applicable, only if such successors and assigns are permitted by this First Supplemental Indenture or the Indenture, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this First Supplemental Indenture or the Indenture;

(v) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, as well as any substitution or replacement therefore and reference to any note includes modifications thereof and any note issued in extension or renewal thereof or in substitution or replacement therefore;

(vi) reference to any Section means such Section of this First Supplemental Indenture; and

(vii) the word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(b) No provision in this First Supplemental Indenture shall be interpreted or construed against any Person because that Person or its legal representative drafted such provision.

SECTION 3. Assumption of Obligations. (a) Pursuant to, and in compliance and accordance with, Section 11.1 of the Indenture, the Successor Company hereby expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on, and any Additional Interest and Additional Sums with respect to, all of the Debentures and the due and punctual performance and observance of each and every covenant and condition of the Company under the Indenture, all as if the Successor Company were the Company thereunder.

(b) Pursuant to Section 11.2 of the Indenture, the Successor Company shall succeed to, and be substituted for the Company, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Successor Company had originally been the Company under the Indenture.

SECTION 4. Representations and Warranties. The Successor Company represents and warrants that (a) it has all necessary power and authority to execute and deliver this First Supplemental Indenture and to perform the Indenture, (b) that it is the successor by merger of the Existing Issuer pursuant to a valid merger effected in accordance with applicable law and (c) that it is a corporation organized and existing under the laws of the State of California.

SECTION 5. Conditions of Effectiveness.

(a) This First Supplemental Indenture shall become effective at the effective time of the Transaction following executions of the Trustee and the Successor Company of counterparts of this First Supplemental Indenture.

(b) The Trustee has received an Officers’ Certificate stating that the Transaction and this First Supplemental Indenture comply with Article IX of the Indenture and an Opinion of Counsel, in form and substance satisfactory to it, to the effect that the Transaction and the execution and delivery of this First Supplemental Indenture is permitted by and is effected in compliance with the Indenture.

SECTION 6. Reference to the Indenture. (a) Upon the effectiveness of this First Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Indenture, as affected, amended and supplemented hereby.

(b) Upon the effectiveness of this First Supplemental Indenture, all references in each of the Debentures, and in the other documents and instruments executed in connection therewith, to the Indenture, including each term defined by reference to the Indenture, shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended and supplemented hereby.

(c) The Indenture, as amended and supplemented by the amendment and supplement referred to above, shall remain in full force and effect and is hereby ratified and confirmed.

(d) If any provision of this First Supplemental Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act which is required under the Trust Indenture Act to be a part of and govern this First Supplemental Indenture, the latter provision shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this First Supplemental Indenture as so modified or to be excluded, as the case may be.

SECTION 7. Execution in Counterparts. This First Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

SECTION 8. Governing Law; Binding Effect. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns.

SECTION 9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution thereof by the Successor Company. The Trustee shall not be responsible for the correctness of the recitals of fact contained herein.

SECTION 10. Notices. From the effective date hereof, the following shall be the address for notices to the Company under Section 14.4 of the Indenture:

First Community Bancorp

120 Wilshire Boulevard

Santa Monica, CA 90401

Attention: Jared M. Wolff, Esq., Executive Vice President & General Counsel

Telephone: (310) 458-1531

Facsimile: (310) 451-4555

[Signatures begin on following page]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be executed and effective as of the date first stated herein, by their respective offices thereunto duly authorized.

THE SUCCESSOR COMPANY:

FIRST COMMUNITY BANCORP

By:	/s/ VICTOR R. SANTORO
Name:	Victor R. Santoro
Title:	Executive Vice President and Chief Financial Officer

THE TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION (as successor-in-interest to State Street Bank and Trust Company of Connecticut, National Association)

By:	/s/ PAUL D. ALLEN
Name:	Paul D. Allen
Title:	Vice President